Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED CERTIFICATED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (SEC File No. 333-192553) of Inspyr Therapeutics, Inc. of our report which includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern dated May 14, 2020, relating to our audit of the financial statements which appear in this Annual Report on Form 10-K of Inspyr Therapeutics, Inc. for the year ended December 31, 2019 and 2018.

/s/ Liggett & Webb, P.A.

May 14, 2020

New York, New York